Exhibit 10.1

CONTACT	Mr. Krystol Cameron
CORPORATE	90 Danbury Road
New Milford, CT 06776
OFFICE	Tel. 800-240-1197 x.2
WEBSITE	http://www.simplyME.tv

July 31, 2015

Zonzia Media, Inc.

Mr. Myles Pressey III

112 West 34th Street, Suite 1555

New York, NY 10120

Dear Mr. Pressey,

This letter has been written expressly as an Addendum to the distribution agreement we’ve mutually signed for the following extension:

a)	simplyME has extended and/or sublicensed as applicable its media licensing arrangements to Zonzia for the following content as partial consideration for the revenue-share basis as set for the in the Distribution Agreement for their use and broadcast in their deal with Sonifi Solutions, Inc.:

i.	Profiles
ii.	Runway France
iii.	Nightclub Ratings
iv.	The Art of Fighting
v.	Music Confidential
vi.	Game News Update
vii.	John Legend (the documentary)
viii.	Pharrell Williams (the documentary)

b)	simplyME has extended and/or sublicensed as applicable its media licensing arrangements to Zonzia for the following content as partial consideration for the revenue-share basis as set for the in the Distribution Agreement for their distribution over cable-VOD:

i.	Hot Kitchen
ii.	Urban Rajah
iii.	Roll in the City
iv.	What the 411

The above referenced media license is renewable and provided to Zonzia for up to two years. simplyME warrants that it has the right and license to provide such media and to extend such licensing arrangements and has so witnessed by providing an authorized signature below.

Sincerely,

Agreed & Accepted:

/s/ Myles A. Pressey III

Myles A. Pressey III, Chairman